JOHN HANCOCK CURRENT INTEREST
ADVISORY AGREEMENT
          Advisory Agreement dated July 1, 2009, between John Hancock Current Interest, a Massachusetts business trust (the “Trust”), and John Hancock Advisers, LLC, a Delaware limited liability company (“JHA” or the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. APPOINTMENT OF ADVISER
          The Trust hereby appoints JHA, subject to the supervision of the Trustees of the Trust and the terms of this Agreement, as the investment adviser for each of the funds of the Trust specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Trust from time to time (the “Funds”). The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or another writing by the Trust and the Adviser.
2. DUTIES OF THE ADVISER
a.	Subject to the general supervision of the Trustees of the Trust and the terms of this Agreement, the Adviser will at its own expense, except as noted below, select and contract with investment subadvisers (“Subadvisers”) to manage the investments and determine the composition of the assets of the Funds; provided, that any contract with a Subadviser (a “Subadvisory Agreement”) shall be in compliance with and approved as required by the Investment Company Act of 1940, as amended (the “1940 Act”), except for such exemptions therefrom as may be granted to the Trust or the Adviser. Subject always to the direction and control of the Trustees of the Trust, the Adviser will monitor each Subadviser’s management of the Fund’s investment operations in accordance with the investment objectives and related investment policies, as set forth in the Trust’s registration statement with the Securities and Exchange Commission, of any Fund or Funds under the management of such Subadviser, and review and report to the Trustees of the Trust on the performance of such Subadviser.

b.	The Adviser shall furnish to the Trust the following:
i.	Office and Other Facilities. — The Adviser shall furnish to the Trust office space in the offices of the Adviser or in such other place as may be agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment.

ii.	Trustees and Officers. — The Adviser agrees to permit individuals who are directors, officers or employees of the Adviser to serve (if duly elected or appointed) as Trustees or President of the Trust without remuneration from or other cost to the Trust.

iii.	Investment Personnel. — The Adviser shall furnish to the Trust any personnel necessary for the oversight and/or conduct of the investment operations of the Trust. For the elimination of doubt, however, the Adviser shall not be obligated to furnish to the Trust pursuant to this Agreement personnel for the performance of functions: (a) related to and to be performed under any other separate contract from time-to-time in effect between the Trust and the Adviser or another party for legal, accounting, administrative and other any other non-investment related services; (b) related to and to be performed under the Trust contract for custodial, bookkeeping, transfer and dividend disbursing agency services by the bank or other financial institution selected to perform such services; or (c) related to the investment subadvisory services to be provided by any Subadviser pursuant to a Subadvisory Agreement.

iv.	Reports to Trust. — The Adviser shall furnish to, or place at the disposal of, the Trust such information, reports, valuations, analyses and opinions as the Trust may, at any time or from time to time, reasonably request or as the Adviser may deem helpful to the Trust, provided that the expenses associated with any such materials furnished by the Adviser at the request of the Trust shall be borne by the Trust.
c.	In addition to negotiating and contracting with Subadvisers as set forth in section (2)(a) of this Agreement and providing facilities, personnel and services as set forth in section (2)(b), the Adviser will pay the compensation of the President and Trustees of the Trust who are also directors, officers or employees of the Adviser or its affiliates.

d.	With respect to any one or more of the Funds named in Appendix A, the Adviser may elect to manage the investments and determine the composition of the assets of the Funds, subject to the approval of the Trustees of the Trust. In the event of such election, the Adviser, subject always to the direction and control of the Trustees of the Trust, will manage the investments and determine the composition of the assets of the Funds in accordance with the Trust’s registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Funds, the Adviser:
i.	will obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Funds or are under consideration for inclusion in the Funds;

ii.	will formulate and implement a continuous investment program for each Fund consistent with the investment objectives and related investment policies for each such Fund as described in the Trust’s registration statement, as amended;

iii.	will take whatever steps are necessary to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

iv.	will regularly report to the Trustees of the Trust with respect to the implementation of these investment programs;

v.	will provide assistance to the Trust’s Custodian regarding the fair value of securities held by the Funds for which market quotations are not readily available;

vi.	will furnish, at its expense: (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Funds (excluding any such services that are the subject of a separate agreement as may from time to time be in effect between the Trust and the Adviser or another party);

vii.	will select brokers and dealers to effect all transactions subject to the following conditions: the Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable; the Adviser is directed at all times to seek to execute brokerage transactions for the Funds in accordance with such policies or practices as may be established by the Trustees and described in the Trust’s registration statement as amended; the Adviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Adviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Adviser’s overall responsibilities with respect to accounts managed by the Adviser; and the Adviser may use for the benefit of its other clients, or make available to companies affiliated with the Adviser for the benefit of such companies or their clients, any such brokerage and research services that the Adviser obtains from brokers or dealers;

viii.	to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, on occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Adviser, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients;

ix.	will maintain all accounts, books and records with respect to the Funds as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder; and
x.	will vote all proxies received in connection with securities held by the Funds.

3. EXPENSES ASSUMED BY THE TRUST
          The Trust will pay all expenses of its organization, operations and business not specifically assumed or agreed to be paid by the Adviser, as provided in this Agreement, or by a Subadviser, as provided in a Subadvisory Agreement. Without limiting the generality of the foregoing, in addition to certain expenses described in section 2 above, the Trust shall pay or arrange for the payment of the following:
a.	Edgarization, Printing and Mailing. — Costs of edgarization, printing and mailing (i) all registration statements (including all amendments thereto) and prospectuses/statements of additional information (including all supplements thereto), all annual, semiannual and periodic reports to shareholders of the Trust, regulatory authorities or others, (ii) all notices and proxy solicitation materials furnished to shareholders of the Trust or regulatory authorities and (iii) all tax returns;

b.	Compensation of Officers and Trustees. — Compensation of the officers and Trustees of the Trust (other than persons serving as President or Trustee of the Trust who are also directors, officers or employees of the Adviser or its affiliates);

c.	Registration and Filing Fees. — Registration, filing, blue-sky and other fees in connection with requirements of regulatory authorities, including, without limitation, all fees and expenses of registering and maintaining the registration of the Trust under the 1940 Act and the registration of the Trust’s shares under the Securities Act of 1933, as amended;

d.	Custodial Services. — The charges and expenses of the custodian appointed by the Trust for custodial services;

e.	Accounting Fees. — The charges and expenses of the independent accountants retained by the Trust;

f.	Legal, Accounting and Administrative Services. — The charges and expenses of the Adviser or any other party pursuant to any separate contract with the Trust from time to time in effect with respect to the provision of legal services (including registering and qualifying the Trust’s shares with regulatory authorities), as well as accounting, administrative and any other non-investment related services;

g.	Transfer, Bookkeeping and Dividend Disbursing Agents. — The charges and expenses of any transfer, bookkeeping and dividend disbursing agents appointed by the Trust;

h.	Commissions. — Broker’s commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party;

i.	Taxes. — Taxes and corporate fees payable by the Trust to federal, state or other governmental agencies and the expenses incurred in the preparation of all tax returns;

j.	Stock Certificates. — The cost of stock certificates, if any, representing shares of the Trust;

k.	Membership Dues. — Association membership dues, as explicitly approved by the Trustees;

l.	Insurance Premiums. — Insurance premiums for fidelity, errors and omissions, directors and officers and other coverage;

m.	Shareholders and Trustees Meetings. — Expenses of shareholders and Trustees meetings;

n.	Pricing. — Pricing of the Trust Funds and shares, including the cost of any equipment or services used for obtaining price quotations and valuing Trust portfolio investments;

o.	Interest. — Interest on borrowings;

p.	Communication Equipment. — All charges for equipment or services used for communication between the Adviser or the Trust and the custodian, transfer agent or any other agent selected by the Trust; and

q.	Nonrecurring and Extraordinary Expense. — Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Trust is, or is threatened to be made, a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its Trustees, officers, agents and shareholders.
4. COMPENSATION OF ADVISER
          Subject to the provisions of section 2(d) of this Agreement, the Adviser shall be entitled to a fee with respect to each Fund, accrued and paid daily, at such annual percentage rates, as specified in Appendix A to this Agreement, of the average daily net asset value of the Fund.
5. NON-EXCLUSIVITY
          The services of the Adviser to the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees or employees of any other firm or corporation, including other investment companies.

6. SUPPLEMENTAL ARRANGEMENTS
          The Adviser may enter into arrangements with other persons affiliated with the Adviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Adviser.
7. CONFLICTS OF INTEREST
          It is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser as directors, officers, stockholders, or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; that the Adviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust or the organizational documents of the Adviser or by specific provision of applicable law.
8. REGULATION
          The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.
9. DURATION AND TERMINATION OF AGREEMENT
          This Agreement shall become effective on the later of (i) its execution and (ii) the date of the meeting of the shareholders of the Trust, at which meeting this Agreement is approved by the vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of the Funds. The Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Trust provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the Agreement or (b) all the Funds of the Trust.
          Following the effectiveness of the Agreement with respect to any Fund, if the Agreement terminates with respect to such Fund because the shareholders of such Fund fail to provide any requisite approval under the 1940 Act for the continued effectiveness of the Agreement, the Adviser will continue to act as investment adviser with respect to such Fund pending the required approval of the Agreement or its continuance or of a new contract with the Adviser or a different adviser or other definitive action; provided, that the compensation received by the Adviser in respect of such

Fund during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to such Fund or the amount it would have received under the Agreement in respect of such Fund, whichever is less; provided further, for the elimination of doubt, the failure of shareholders of any Fund to approve a proposed amendment to the Agreement is not a termination of the Agreement with respect to such Fund and, in such event, the Agreement shall continue with respect to such Fund as previously in force and effect.
          This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Fund by the vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the Adviser, or by the Adviser on sixty days’ written notice to the Trust. This Agreement will automatically terminate, without payment of any penalty, in the event of its “assignment” (as defined in the 1940 Act).
10. PROVISION OF CERTAIN INFORMATION BY ADVISER.
          The Adviser will promptly notify the Trust in writing of the occurrence of any of the following:
a.	the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.	the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.	the chief executive officer or managing member of the Adviser or the portfolio manager of any Fund changes.
11. AMENDMENTS TO THE AGREEMENT
          This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of each of the Funds affected by the amendment and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Fund if a majority of the outstanding voting securities of that Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Fund affected by the amendment or (b) all the Funds of the Trust.
12. ENTIRE AGREEMENT
          This Agreement contains the entire understanding and agreement of the parties.

13. HEADINGS
          The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
14. NOTICES
          All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or Adviser in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this section.
15. SEVERABILITY
          Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.
16. GOVERNING LAW
          The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the 1940 Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.
17. NAME OF THE TRUST AND FUNDS
          The Trust, on behalf of itself and with respect to any Fund, may use the name “John Hancock” or any name or names derived from or similar to the names “John Hancock Advisers, LLC,” “John Hancock Life Insurance Company” or “John Hancock Financial Services, Inc.” only for so long as this Agreement remains in effect as to the Trust or the particular Fund. At such time as this Agreement shall no longer be in effect as to the Trust or a particular Fund, the Trust or the particular Fund, as the case may be, will (to the extent it lawfully can) cease to use such a name or any other name indicating that the Trust or the particular Fund is advised by or otherwise connected with the Adviser. The Trust acknowledges that it has adopted the name John Hancock Current Interest through permission of John Hancock Life Insurance Company, a Massachusetts insurance company, and agrees that John Hancock Life Insurance Company reserves to itself and any successor to its business the right to grant the non-exclusive right to use the name “John Hancock” or any similar name or names to any other corporation or entity, including but not limited to any investment company of which John Hancock Life Insurance Company or any subsidiary or affiliate thereof shall be the investment adviser.

18. LIMITATION OF LIABILITY UNDER THE DECLARATION OF TRUST
          The Amended and Restated Declaration of Trust establishing the Trust, dated March 8, 2005, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be subject to any personal liability in connection with Trust property or the affairs of the Trust and that all persons should shall look solely to the Trust property or to the property of one or more specific Funds for satisfaction of claims of any nature arising in connection with the affairs of the Trust.
19. LIABILITY OF THE ADVISER
          In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability whatsoever to the Trust, or to any shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of a Fund.
20. INDEMNIFICATION
a.	To the fullest extent permitted by applicable law, the Trust shall, on behalf of each Fund, indemnify the Adviser, its affiliates and the officers, directors, employees and agents of the Adviser and its affiliates (each an “indemnitee”) against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the particular Fund and not resulting from the willful misfeasance, bad faith, gross negligence, or reckless disregard of the indemnitee in the performance of the obligations and duties of the indenmitee’s office. The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that the Trust or a Fund may have under those laws. An indemnitee will not confess any claim or settle or make any compromise in any instance in which the Trust will be asked to provide indemnification, except with the Trust’s prior written consent. Any amounts payable by the Trust under this section shall be satisfied only against the assets of the particular Fund(s) involved in the claim, demand, action or suit and not against the assets of any other Fund(s) of the Trust.

b.	Any indemnification or advancement of expenses made in accordance with this section shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification to be liable to a Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

c.	The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this section shall affect the power of a Fund to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.
(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK CURRENT INTEREST
By:	/s/Keith F. Hartstein
	Name:	Keith F. Hartstein
	Title:	President and Chief Executive Officer

JOHN HANCOCK ADVISERS, LLC
By:	/s/Jeffrey H. Long
	Name:	Jeffrey H. Long
	Title:	Chief Financial Officer

APPENDIX A
Fund and Annual Percentage Rates of Average Daily Net Assets

	First	Next	Next	Next	Next	Next	Excess Over
	$500 Million	$250 Million	$250 Million	$500 Million	$500 Million	$500 Million	$2.5 Billion
	of Average	of Average	of Average	of Average	of Average	of Average	of Average
	Daily	Daily	Daily	Daily	Daily	Daily	Daily
Fund	Net Assets	Net Assets	Net Assets	Net Assets	Net Assets	Net Assets	Net Assets
John Hancock Money Market Fund	0.500%	0.425%	0.375%	0.350%	0.325%	0.300%	0.275%
Dated: July 1, 2009

A-1